SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


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                          FIRST AVIATION SERVICES, INC.
         --------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                   WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                   WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
                 WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
                       WYNNEFIELD CAPITAL MANAGEMENT, LLC
                            WYNNEFIELD CAPITAL, INC.
                                   NELSON OBUS
                                JOSHUA H. LANDES
                  WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN
      --------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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

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

                            Wynnefield Capital, Inc.
                            450 7th Avenue, Suite 509
                               New York, NY 10123


                                   May 3, 2004


Board of Directors
First Aviation Services, Inc.
15 Riverside Avenue
Westport, Connecticut 06880-4214

To the Board of Directors:

We were disappointed to learn that the nominating committee of First Aviation Services, Inc. (FAvS) declined to nominate Nelson Obus for election to the FAvS Board of Directors. We are writing you to tell you why, in the interests of all FAvS shareholders, we have no choice remaining but to file a proxy statement in order to elect an outside director to the Company's Board and to enact cumulative voting of directors.

There are important issues of corporate governance at stake here, notably including the protection of minority shareholder rights in management-controlled companies. FAvS is controlled by an investment banking firm specializing in aerospace (First Equity) that is itself owned entirely by the Company's Chairman and CEO. As the holder of approximately 51% of the Company's common stock, the investment firm First Equity has essentially elected all of the Company's directors and controls its management.

We are long-time shareholders of FAvS, having first invested in the Company more than six years ago, shortly after its initial public offering. Since that time, the Company has failed to consistently generate profits or grow the business through the acquisition strategy stated in its prospectus. As you know, for the past several years, we have encouraged the Company and its Board to develop and execute a profitable business plan. To date, there is none.

In fact, value is being lost and minority shareholders are being hurt. Today, the capital markets ascribe little or no value to the Company's business model. The Company's common stock trades near or below its liquidation value - or its net/net working capital per share [(current assets minus total liabilities) divided by outstanding shares]. The common stock has traded below book value for more than three years. FAvS has reported average annual losses from continuing operations of ($0.12) per share over the past four fiscal years, while the Company's competitor Aviall, Inc. remains on a continued growth path of higher profitability and share price.

We have met with management and the Board over a period of years to offer proposals for realizing shareholder value, and have been rebuffed each time. In connection with last year's annual meeting of shareholders, we nominated Mr. Obus for election to the Board in an attempt to give some voice to outside shareholders. After the investment firm First Equity declined to vote for Mr. Obus last year and the Board's nominating committee declined to nominate him this year, we came to the conclusion that the governance at FAvS required that we file a proxy statement to address the following issues:

FIRST EQUITY IS A BARE MAJORITY SHAREHOLDER THAT HAS IGNORED THE RIGHT OF MINORITY SHAREHOLDERS. According to the findings of the Conference Board's Commission on Public Trust and Private Enterprise in 2003, recent declines in investor confidence are often attributable to a significant weakening of the fundamental "compact" among shareowners, management and directors that corporations will be operated for the long-term benefit of shareholders. FAvS is a publicly-traded company. The fact that the investment firm First Equity holds a bare 51% majority of the Company's common stock does not entitle management to operate the Company like a privately-held company. The minority shareholders - who control 49% of the Company's equity - have rights, and management and the Board have responsibilities to all shareholders. However, for the past six years, the investment firm First Equity has elected all directors to the Board. While the Company has failed to develop and execute a consistently profitable business plan that creates value for long-term shareholders, outside shareholders have had no practical opportunity to elect a director of their choosing. All shareholders would be better served by the election of a director with a fresh outside perspective.

That is why we have proposed that the Company adopt a system of cumulative voting for directors. Under cumulative voting, a shareholder can cast a number of votes equal to the number of shares held multiplied by the number of directors being elected. Under cumulative voting, 33.4% of the Company's common stock could elect a nominee in a year when two directors are up for election.

INVESTMENT FIRM FIRST EQUITY APPEARS FOCUSED ON SELF-DEALING, NOT BUILDING VALUE FOR ALL SHAREHOLDERS. While the Company has failed to articulate a profitable business plan for FAvS, the investment firm First Equity continues to profit at the Company's expense. Over the last four fiscal years, the Company paid First Equity more than $1.4 million in advisory fees related to potential acquisitions; yet, only one small ($4.6 million) acquisition was completed during that time. Management insists on maintaining its executive headquarters at a First Equity property in Westport, Connecticut at an incremental cost that the Company estimates at up to $100,000 annually, despite the availability of sufficient space at the Company's Memphis facility, and the fact that substantially all other operations are consolidated at the Memphis facility.

That is why we have nominated Nelson Obus as an outside director for the Company's Board. A position on the Board would allow Mr. Obus to help focus the Company and its management on the development and execution of a business plan capable of generating consistent profits. Moreover, all shareholders would benefit from Mr. Obus' experience as a director of publicly traded companies, his 20 years of experience as a professional value investor and his 11 years of experience managing his own business.

WE ARE ACTING ON PRINCIPLE ON BEHALF OF ALL SHAREHOLDERS. This is a matter of principle about the rights of all minority shareholders. We recognize that the investment firm First Equity still owns 51% of the Company's common stock - and that even if we were to win the votes of every other minority shareholder, we would still fall short in this proxy contest. But this is too significant a principle to yield and, as a matter of principle, we will continue to work beyond this proxy contest until the Company fulfills its responsibilities to all shareholders. In the best interests of all shareholders, the Company should either take steps towards developing and executing a profitable business plan creating value for ALL shareholders or enter into a transaction to release value to ALL shareholders. Put more simply, First Equity should either respect the rights of minority shareholders who comprise nearly one-half of the Company's equity base, take the Company private at a fair value or enter into a transaction with a strategic partner committed to building shareholder value.

We hope that you will support us in these efforts to realize value for all of FAvS shareholders.

Sincerely,

/s/ Nelson Obus
---------------------------------
Nelson Obus
On Behalf of the Wynnefield Group

Members of the Wynnefield Group are participants in the solicitation of proxies from shareholders of First Aviation Services, Inc. ("FAvS") for use at the annual meeting of FAvS shareholders to be held in June 2004. Information concerning the members of the Wynnefield Group and their beneficial ownership of FAvS common stock can be found in the preliminary proxy statement filed under cover of Schedule 14A by the Wynnefield Group with the Securities and Exchange Commission on April 27, 2004.

Investors are advised to read the Wynnefield Group's definitive proxy statement when it becomes available, because it will contain important information. Investors may obtain a free copy of the preliminary proxy statement and, when it becomes available, definitive proxy statement and other documents filed by the Wynnefield Group with the SEC at the SEC's internet website at www.sec.gov. The preliminary proxy statement and, when available, definitive proxy statement and such other documents may also be obtained free of charge from the Wynnefield Group's proxy solicitor or from the Wynnefield Group by request to:

           Lawrence E. Dennedy      or   Nelson Obus
           Daniel M. Sullivan            The Wynnefield Group
           MacKenzie Partners, Inc.      450 Seventh Avenue, Suite 509
           105 Madison Avenue            Phone:  (212) 760-0134
           New York, NY  10016
           Phone:  (800) 322-2885